EXHIBIT 99.2

Transcript of
Westmoreland Coal Company
and Westmoreland Resource Partners, LP
Second Quarter 2015 Investor Joint-Conference Call
July 24, 2015

Participants
Keith Alessi – Chief Executive Officer
Kevin Paprzycki – Chief Financial Officer

Analysts
Brett Levy – CRT Capital
Mark Levin – BB&T
Lucas Pipes – FBR & Company
Alan Jacobs – Private Investor
Tim O’Brien – DG Capital
Brian Taddeo – Robert W. Baird
Justin Van Vleck – Linden Advisors

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to the Westmoreland Coal Company’s and Westmoreland Resource Partners LP Investor Conference Call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question-and-answer session, which will be conducted by telephone. (Operator instructions.) As a reminder, this conference is being recorded today and a replay will be available as soon as practical on the investor portion of the Westmoreland site through October 24, 2015.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company’s actual results may differ materially from the projections given and results discussed in any such forward-looking statements. Any forward-looking statements we make or comment about future expectations are subject to business risks, which we have laid out for you at our press release today as well as our previous SEC filings. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.

While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Keith Alessi, Chief Executive Officer of Westmoreland Coal Company and Westmoreland Resource Partners, LP, will be delivering today’s remarks. Thank you, Mr. Alessi, please begin.

Keith Alessi – Chief Executive Officer
Thank you and good morning. Joining me this morning is Kevin Paprzycki, our CFO. We look at quarter two and what I’m really struck by is that there are two different stories to be told. There is the story of the business and there is the story of the capital markets. And while those two stories have been linked very closely for us over the

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last several years, there seems to have become a de-linkage, if you will, in this quarter. And I know a lot of people have focused very much on what’s going on in the capital markets and we intend to talk to you about how we’re viewing it. But what I’d really prefer to focus on are the things that are inside of our control.

Your management team is focused on a daily basis on delivering results. I think we delivered a very good Q2, particularly in light of the fact that summer really hasn’t shown up in a lot of areas where we do business. We overcame numerous mine situations, where weather in Texas, if you recall, there was a lot of rain going on down there throughout this quarter. Our guys down there did a heck of a job in very tough mining conditions out in Ohio. Our biggest customer had an unexpected outage due to an issue in one of their generators and we overcame those tons as well. We overcame Newcastle pricing, which still hasn’t recovered, and I think once again, the wisdom of diversifying the footprint paid off. The Canadian operation had a very strong quarter. The power plant even contributed a little towards the end of the quarter as it was dispatched a little more than we projected it to do. So, we’re very pleased with the results of the quarter.

We continue operationally to focus on things like dragline efficiency. We have now rolled out dragline monitoring to all the Canadian mines. We will have it on most of the draglines in the states here by the end of the year. Everywhere we have installed those new technologies, we have seen improvements and we are very excited about the efficiencies that we are seeing across the board. We continue to look for ways in which we can deploy technology and get efficiencies that way. We just came off of our board meeting up in Edmonton over the last two days, followed by our executive retreat for all of our senior managers of the company. It was an exciting day, the initiatives that are taking place across the company. I’m just so proud of what our people are doing and what they’re delivering.

And as I sit here and just look at the story of the business, I am very happy. But then I have to deal with the fact that there has been a complete decimation of the coal equity and debt markets over the last quarter. And most of that, obviously all of that, is outside of our direct control. We certainly don’t set the prices and we don’t set the yields. And I want to comment on what’s going on in the external environment and what we intend to do about it to the extent we can do anything and what our view of it is. Clearly, the filing of bankruptcy by Walter, even though everybody’s known it was coming, I think set some people screaming to the doors.

We have seen several of the larger operators and the industry’s equity values plummet to close to $1. Companies that had multibillion dollar market caps as recently as 12 or 18 months ago are now down in the $200 million or $300 million range. And every time we look at that at Westmoreland, I think we understand why that’s occurring, but it’s puzzling to us that we get dragged down with them, because our business model is so different. But it’s the reality of the marketplace and I believe that overwhelmingly negative sentiment towards coal has certainly had an impact on our equity value. It’s very difficult for me to justify where our stock price is on any metric basis. It’s actually more like figuratively absurd from where I sit today.

When conservatively, and I know people look at this number differently, what you add back, you add back MLP distributions, this that and the other, but when you got an un-levered free cash flow of something north of $6 a share, that’s like a 40-something percent yield. And that doesn’t make much sense to me. My economic mind has a hard time grasping that, but that is what we’re looking at today. And we’re going to keep our heads down and continue to generate cash and tell our story and use that cash in ways that we think ultimately will create value when and this is a big when, the market returns to some sort of rational market metric.

As much as I’m baffled by our stock price taking the hit that it took in light of the fact that nothing has changed in our business, we have seen similar declines in our debt price and that same metric fits there. I don’t believe it’s being caused by any fundamental shift in the business. It’s being caused by a fundamental change in the perception of our business or the industry, if you will. I think there are many portfolio managers that just are saying, we don’t want to be in coal and then I think you just have disruptions in supply and demand.

On the equity side, we have seen our short position build, which is not surprising, given that our volume has built somewhat over the quarter. It’s also not surprising given the fact that anybody who would have shorted equities in this industry over the last couple of years probably did pretty well. So I think some of the folks who made money shorting, some of the other bigger companies who may look at our chart and think that this is an easy short, I would caution that, that may not be a real bright long-term strategy, but I can’t argue that it hasn’t worked for some folks in the shorter run.

We are blessed to have a very good group of shareholders who care about this company. And over the last 60 days, Kevin and I and Jason Veenstra have spent a lot of time on the phone and face-to-face with many of the

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shareholders and it’s interesting to me as we have the conversations, the different directions that the conversation goes. People are asking very good questions and they’re asking very deep questions. But at times, it seems that we go down a path of people trying to figure out mathematically how the decline is mathematically based. So I’m going to just make a couple of statements here to kind of give you my point of view on this.

And we’re certainly going to take questions at the end of the call, but I really don’t want to use this call to explore conspiracy theories or things of that nature because some of the conversations we get into are really almost border on the bizarre in terms of people trying to figure out what might happen 15 years from now, I mean we certainly look at the future. But my crystal ball, 15 years from now isn’t particularly good and we’re certainly not running our business today based on what might or might not occur 15 years from now. So let me tell you the answers I would give you to the following questions because these questions keep coming up.

Do I believe that any of our major contracts won’t get extended when they come up? And the answer to that is unequivocally no.

And the next question we get always asked is, are there any major changes to your customer base and are any of your customers under threat of closure? And again our answer is no. We don’t know anything different than what we have been telling people all along. I think the only plant in our portfolio that’s a gas conversion is the Naughton 3 unit, which is to occur in 2018/2019 and that’s one that’s moved back couple of times, and we have been very open about it and we think we have a home for the million tons or so that that unit won’t burn. So we don’t see any fundamental change in our customer base.

Some people cheered the Supreme Court ruling on MATS. That I don’t think has any direct impact on our business in that most of our customers, if not all, were compliant with those MATS regulations anyway. There is one, the Lewis & Clark plant that’s getting fitted out here in the short-term, to be compliant with it.

Our read on the MATS legislation isn’t that it’s going to have a direct positive impact to us today, but I think the precedent that that verdict brings is that as this administration comes up with new and creative ways to try to attack our industry, they’re clearly going to have to do a cost benefit analysis. So we’re all sitting here waiting to hear what in August they’re going to come out with on clean power plant front. But it will certainly mean that they’re going to have to do more in terms of economically justifying what it is they want to implement. So I think that’s a positive but we don’t see the MATS legislation in and of itself having any material impact positively or negatively on our business.

Another question we get all the time, are we aware of any new rules coming? And the answer to that one again is no. And we all know that there will be these rules or proposed rules coming out in August. I think the other benefit of the MATS ruling at the court is I think that many states are going to be emboldened to challenge that given the tone of the MATS ruling.

So I’m not sitting here today feeling any worse about my business than I was 90 days ago. I feel just as good about my business as it was 90 days ago. We have a unique model. It’s based on long-term contracts. It’s based upon a fairly predictable range of outcomes. We’re not immune to weather. We’re not immune to market forces, but we’ve always been able to operate our business responsibly with low overhead within a very predictable outcome and we expect to continue doing so.

The next conversation I want to talk about is the MLP. On the MLP front, just as we have seen decimation in equity values across the coal sector, you folks are probably as familiar as I am with what’s happened to the yields of coal MLPs. And I consider the yields of the coal MLPs in the marketplace to be reflective of the underlying business model, not based upon how people view MLPs versus C-corps. Historically, MLPs and let’s not talk about coal MLPs, just all MLPs. Historically, MLPs have been a mechanism whereby companies can lower their cost of capital because of the tax advantage distributions that MLPs provide and its access to a different type of capital that’s typically more attractive and it typically is at higher EBITDA multiples. We all know the advantages of having general partnership rights and having units and whatnot.

About 90 days ago, it was our plan, as part of the drop of the Kemmerer mine, to go out and raise $75 million in LP units at the MLP. And we were progressing down that path when others were tapping the marketplace and watching what happened when there was the large IPO here several weeks back. We decided that we have the luxury of not having to do that. I really like the assets that we own. I’m not willing to give them away in the public marketplace. I don’t have to and I’m not going to. We believe that the market will return to some rational state. Why people chose to move forward with the yield on the MLP that went forward is beyond me. You can’t tell

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people what a great asset you have and then give it away at a 13% yield. That doesn’t make a heck of a lot of sense to me. We’re not going to engage in that kind of behavior and we don’t have to and that’s why we will not.

That said we expect to keep moving forward on the Kemmerer drop. We have a delayed drop facility at the MLP that will allow us a 9% coupon, albeit it’s got a fixed feature associated with it. We can do it with the cash available down there. We are very happy to take back LP units at the numbers that the market is giving us today. We think that’s a wise decision over the long term and will reward us over the longer term. But we intend to keep going down that road and we intend to provide liquidity into the MLP at the appropriate time when the math works. One thing we have always done is we do things when the math works. If it makes sense, we will do it. If it doesn’t make sense, we will not. So that’s the strategy moving forward there.

The final topic I will talk about now, and I will turn it over to Kevin to talk about the results for the quarter. People are asking us on the M&A front what we intend to do. I think the tone of the conversations changed from valuation conversations more to, do you think you can get deals done in this marketplace. And I’ll address the first one first and that is, there are numerous, as we talked about last quarter, there are numerous M&A opportunities available to us. We continue to evaluate them. Some of them require capital, some do not. Several are contract mining situations where you just go in and operate at a margin, the mine. So you don’t have to put an appreciable amount of capital in. Some would require capital. Some could potentially be bought for assumption liabilities. And so we look at all of those factors as we evaluate them. And if we believe them to be accretive and strategic and long term and sustainable and they meet our criteria, we certainly will be at the table and talking.

The silver lining to the cloud over the industry is that valuations on certain of those assets have certainly come down, and that’s a positive over the longer term. I’m not naïve, I think our borrowing costs are likely to be higher than they might have been six months or eight months ago, but several of these situations could be purchased at numbers that even at higher rates of interest makes sense. For those of you who weren’t here in 2012, back then, the big guys were borrowing at 5%, 6%, 7%. We borrowed at 12.75% back in that market to do the Kemmerer transaction. A lot of people don’t remember that, but that turned out to be an incredibly good deal because we were able to improve the operations dramatically.

We basically paid that money off in three years, so that higher interest rate didn’t penalize us because we got to pay it back so fast. And I’m not suggesting by any means that that’s the number we would expect to borrow at these days. I’m just using it as an illustration of how we would view things.

As far as the capital markets go, we’re comfortable that we could borrow to get the deals we’re looking at done. And it’s a theoretical exercise until we come to the table with one of those anyway. So that’s my outlook on the business. Again, we’re pleased with the quarter. We had good job done across the board.

And I will give it to Kevin here to give you more detail on how the numbers built up.

Kevin Paprzycki – Chief Financial Officer
Thanks, Keith, and good morning, everyone. Westmoreland’s second quarter 2015 EBITDA came in at $55.3 million, that’s up from just under $40 million in 2014 second quarter. We did benefit from an extra month of ownership of the Canadian operations year-on-year and we did add in the MLP and the Buckingham businesses. We also saw favorable drivers in Q2 from favorable hydro conditions that allowed us to deliver a little bit more coal. And we also saw just a great performance by our Canadian ops, both in terms of costs and productivity.

On the challenges side, we saw challenging mine conditions at Kemmerer and as Keith commented on we saw very difficult weather and wet mining conditions down at Jewett. But probably the biggest offsetting item in Q2 was the customer outage in Ohio, which impacted both Buckingham as well as the MLP. So we overcame some challenges here in Q2 and put us in very solid numbers. And these results are all consistent with our internal projections for 2015.

Our second quarter ’15 net loss was up $37.9 million. It was driven by a couple of large non-cash charges as it has been in the past. The largest one was the mark-to-market on the ROVA forward purchase contract. We had an FX exchange loss in there and also non-cash income tax expense.

On the cash side, we finished the second quarter with just under $36 million of cash and that was after a fairly hefty spend in capex of upwards of $25 million. Worth noting during the quarter, we also paid down about $5.5

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million of capital leases at the Kemmerer mine and that was basically to prepare Kemmerer for the potential drop into the MLP.

Turning to the MLP results, the MLP generated EBITDA of $10.2 million in the second quarter of ’15, that’s down a couple of million dollars from the second quarter of last year. Again, that was impacted by our customer shutdown back there, but it’s also due to the plan of our lower volume, lower EBITDA mine plan that we put in place to run the mine on a “what’s best for free cash flow basis.”

During the second quarter, the MLP did benefit from the $1.8 million gain on the sale of some land rights that we closed right at the end of Q2, but we also in that number had a good bit of transaction costs, probably upwards of $1 million, maybe a little over of transaction costs associated with the S1 and diligence on the Kemmerer transaction. The MLP second quarter net loss came in at the $6.4 million, that’s up a little bit from $3.4 million in Q2 of ’14. And distributable cash flow came in just under $2.5 million for the quarter, but that brings the total to a pretty solid $6 million on a year-to-date basis.

Finishing up with guidance before I hand it back to Keith, our recent press release confirmed that we see at this point no change or any update to our guidance. We are watching Q3 very closely both to see if our customers that are in shutdown start up as projected. And we’re also watching the weather, as Keith indicated, the first few weeks of July have been fairly cool and we’re hoping the return to normal summer conditions would help and help impact our demand. Those factors, combined with the fact there will be a heavier spend on maintenance in Q3 probably means our EBITDA this year, very similar to last year, will be more back weighted towards the fourth quarter and again that seems to follow last year, but that’s basically an overview of the financials.

I’ll hand it back to Keith.

Keith Alessi – Chief Executive Officer
To put some additional color on what Kevin said about the Q3 and Q4, last year, we came in, in the low 40s in Q3 and in the mid-60s in Q4. We expect to beat both of those quarters this year. Q3, as Kevin indicated, is generally a low quarter, particularly in Canada, because that’s the quarter that the Canadian operations generally do their heavy maintenance, the plants because they’re getting ready for the cold winter. Outages generally go longer than scheduled, not shorter, so we really have to take a good look at what goes on in July and August and then based on that, we’ll probably tighten up our guidance range. As I look at things and as they’re developing, we certainly look in good shape and I don’t think that they’ll be material—I don’t see a reason there being material deviations here as we move forward.

With that, we can open it up for questions. Kevin and I are in different locations, so if you could direct the questions to one of us specifically, that would probably be helpful since we can’t give each other hand signals.

Operator
(Operator instructions.) Our first question today comes from the line of Brett Levy from CRT Capital. Please proceed with your question.

<Q>: Good quarter in the context of the tough market. You guys talked about the capital markets and sort of a little bit of concern, they’re not efficient, and yet you guys have some liquidity and ability to do a buyback program of either stock or bonds. I mean is this something that you’re pondering?

Keith Alessi – Chief Executive Officer
Well, we have talked about this in the past. Of course the math has moved into a more compelling argument to do that since we first had the conversation. We do have baskets under our loan documents that would allow us to do it. The hang-up for us would be inside the revolver. Our revolving credit facilities do not allow us to engage in buybacks and so in order to do so, we would have to negotiate something with those banks. And we have actually raised the question in recent weeks and we’ll continue what I hope is going to be constructive dialogue there. But it’s not a trigger we can pull yet but if it makes sense and the math gets more compelling to do so, we would certainly consider it.

<Q>: And then you said that all of your contracts would be extended sort of when they came up and everything else like that. I think the bigger concern is that while mine mouth is very defensive in terms of sort of maintaining the relationship and everything else like that, I do get a sense that there is some pressure, the customers will come back and say, we can get if we pre-equalize this price from this competitor or something like that. And so I think you guys are certainly in the position to win all ties. Can you give sort of the renewed argument fo

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r the premise that your pricing is defensive even in the context of lower spot markets and the possibility that your customers will put some pressure on you as a result of that as these things come to renew?

Keith Alessi – Chief Executive Officer
Well, that’s a great question, but you have to start by understanding that the average length of our contract is ten years. So today’s spot market really has virtually no impact on the average contract in our portfolio; the only contract that we have coming up this year is ready to be inked for a 14-year extension. The other argument is because we are mine-mouth, we are delivering coal into our power plants at less than the cost of natural gas even down at these levels. Many of these facilities have no coal unloading facilities. We’re attached to them by conveyors. They’d have to make $40 million, $50 million, and $60 million investments and put in rails first and get service to it. The math doesn’t work on our base business.

We have one plant in Canada where we’re delivering coal in there at $1.20 against gas. So neither gas displacement nor “competitor” is really a valid argument, particularly in our Northern tier US mines we enjoy 400 to 600 mile advantage over any other PRB operators and these plants were built to burn the spec of coal. The specifications of the coal that we’re mining in the Western footprint both in the US and Canada, utilities would find the coal reserve, design a plant to burn the coal, and plop the plant right down on it. So they can’t just flip the switch. Even if they had the opportunity to get a bid in the outside market, they can’t do it with the infrastructure generally.

And we operate very efficient low-cost mines. We’re operating very highly depreciated situations with respect to draglines, which is the basic capital in a big surface mine. Those draglines have been there, so I don’t see it as a valid argument. It’s almost like we’re getting penalized for only having a ten-year term, which is absurd. The big slam on competition is they don’t have any visibility past 18 months. We have visibility for 120 months, and people are saying, well maybe that’s not long enough, and I don’t know even how to answer that question.

<Q>: Yes. I mean that’s a hard question. I mean, you’ve got to think about things like potentially even taking the company private at these levels or—I mean like what do you ponder in this broad brush your company’s being received in the same way that a lot of lot less defensive coal companies are being portrayed?

Keith Alessi – Chief Executive Officer
I would be speculating because I spend the bulk of my days trying to figure out how to be more efficient and a better provider to my customers. I don’t have the luxury of sitting around and thinking about what I might or might not do in the capital markets on a given day. I don’t know why we have—I thought we had been fairly successful in telling our story as being different. We’re certainly going to keep telling the story. We’re going to be here in another ten days or so with folks of BB&T in their St. Louis coal conference presenting. Kevin and I and Jason will probably on the road in August or September talking to some MLP types and talking to some new constituencies and telling our story. But I think our best value creation opportunity remains running our business well.

<Q>: And the last one is sort of on the cap ex and M&A side. There’s a lot of stuff out there that clearly that you could potentially look at expansion opportunities for your mines given that other mines may close. Can you talk about 2015 and maybe even 2016 cap ex kind of in a rough sense?

Keith Alessi – Chief Executive Officer
Kevin, maybe you want to give the maintenance cap ex story.

Kevin Paprzycki – Chief Financial Officer
Yes. Over time, the rule of thumb that we have always kind of guided to is for surface operations like ours, they’re going to run at $1.50 a ton. Now typically, it’s going to be lumpy. There’s going to be years where we tear down a dragline or a truck and shovel and it’s going to be $1.60 or $1.70 a ton. So what we’re trying to do, Brett, is kind of sequence all these projects really over time to just maintain consistent at that $1.50 a ton plus or minus. So at this stage, preliminary targets are still in that ballpark. But one of the things we’re going to try to do is level load the cap ex going forward, maybe smooth it out a little bit.

<Q>: And anything M&A oriented, I mean obviously the world away from you is in a world of hurt and there are going to be some opportunities for you guys in any of your competitive markets maybe pick up something that would be immediately accretive or something like that.

Keith Alessi – Chief Executive Officer

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Well, our facilities are by and large fully dedicated to the customer and the economics of our mine are fully dedicated to our customer. So it’s not as if there’s a competitor across the hill that’s going to go out of business and we’re going to benefit in any way, shape or form. I think the better question is, are there M&A opportunities in some of the companies that are going to probably go through processes here, there could be embedded in them an asset or two.

Actually I see a silver lining as well to the bankruptcies. I think what will happen is these companies will come out leaner, deleveraged, very different markets. A lot of them are met operators. And I think that, that might improve sentiment around the space. But that’s not going to happen- I mean those are complicated bankruptcies. They don’t get done overnight. I suspect they’re 12 to 24 month processes but I actually see a better sentiment when those guys all do what they got to get done.

Operator
Our next question today is coming from Mark Levin from BB&T. Please proceed with your question.

<Q>: Two quick questions, Kevin, as it pertains to the BHP transaction. Obviously you guys are expecting to close by the end of the year. I don’t think we know the purchase price yet. But I was just curious in terms of financing that transaction given the state of the capital markets, could you rule out equity certainly at these levels for everybody?

Keith Alessi – Chief Executive Officer
I wouldn’t rule it out. I mean, but we believe we can get the deal done and that contract, because of its nature, it starts out at higher tonnage level and then steps down when the two units close. It’s front-end loaded. So, I think even at today’s rates, it’s a pretty compelling proposition to lenders.

<Q>: And you feel very confident in closing the transaction?

Keith Alessi – Chief Executive Officer
Yes. You might say that from a financial standpoint, it still has not cleared the regulators in New Mexico.

<Q>: Sure. That makes perfect sense.

Keith Alessi – Chief Executive Officer
Yes, if in fact it gets approved, which we expect it to be approved, yes, we have high confidence for it.

<Q>: And then it seems like you guys are very confident in 2015 EBITDA, it seems like that’s really not an issue, but when you kind of think about into the future and what cash flows will look like into the future, can you maybe talk a little bit about the cash flow uplift you will get from Coal Valley? When that contract rolls off, I think that’s 2017. And then similarly on ROVA, the burn today versus what type of cash flow uplift you would get from that in the future, maybe bridge us to what cash flows, not only look like this year, but in a few years as some of these special circumstances sort of work their way through?

Keith Alessi – Chief Executive Officer
Yes, that’s a great question and probably should have addressed it in our comments. Coal Valley, which is the export mine, the economics there this year is that’s a drag on EBITDA of somewhere between $15 million - $17 million. The reason for that of course is New Castle pricing, which has been extraordinarily depressed. And of course, people say, why don’t you just shut it? Well, we have contracts, take-or-pay contracts in both the rail and the port that run through the end of 2017 and those losses that we’re generating there today are less than the take-or-pay provision.

So, the simple math is, if it’s less than the take-or-pay, you take the order. That would go away at the end of ’17 if the market doesn’t improve. Hopefully, the market will improve, but we’re not banking on it but if it stayed where it is today, you’d shut the mine.

In the case of ROVA, it’s about a $5 million negative cash drain; that runs through ’18, and we believe the option value there is good. PJM capacity payments go up in 2019. We think it will be a very marketable asset at that point. It’s still a fairly modern plant, good technology on it. So, those are two non-core assets that certainly would improve the drag or would improve the run-rate by not dragging.

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<Q>: And just to be clear, when you referenced the contracts, I know people kind of think again when you start talking about visibility and you guys, you do, you have ten-year contracts and it is somewhat pointless, but just maybe for the edification of all of us on the line, when you think about those contracts that are coming due the soonest, maybe can you talk a little bit about those and your confidence in the extension of those particular contracts?

Keith Alessi – Chief Executive Officer
The only one on the near-term horizon is Colstrip 3 and 4, which is a 2018 renewal and we’re engaged in those conversations as we speak. And I suspect that one will probably get wrapped up even though the extension wouldn’t go into effect until ‘19, you have to be making moves to lockdown permitting and things of that nature. So, it’s likely that we’ll have more visibility on a deal there probably in ‘16 even though it’s a 2018 contract. Other than that, we don’t have anything material coming up.

Operator
Our next question is coming from Lucas Pipes from FBR & Company. Please proceed with your question.

<Q>: So, I wanted to follow up on adjusted EBITDA versus operating cash flow. If I look at the past six months, it’s about $111 million versus $12 million of operating cash flow. I wondered if you could provide a little bit more of a bridge for that item and then also for the full year, how you would expect that to play out? And that’s for Kevin, please.

Kevin Paprzycki – Chief Financial Officer
Yes. Lucas, I’d have to look at the cash flow and the Q in detail to have that, and I’ll do that and follow-up with you but I think the way we typically look at the difference between EBITDA and say the operating cash flows, you’ve got a couple of items in there. You’ve got reclamation cash spend, which on an annual basis historically just for the US, has been somewhere in the $7 million to $10 million range. And that’ll probably double going forward with Canada. So, you’ve got a good bit probably, I would say, $15 million to $20 million that you would deduct from adjusted EBITDA to get more to an operating cash flow. You’ve also got the $10 million in deferred revenue, on an annual basis, ROVA and that’s again ROVA is probably about a plus 5 EBITDA and a minus 5 free cash flow. So, those two things probably take you somewhere up in the mid-20s in terms of the negative cash flow adjustment.

But an add back there is the fact that our retiree medical book expense reduces our EBITDA by $5 million more than our annual cash spend. So, in the last investor deck, we kind of threw a $22 million average in there and that’s what we see as a pro forma average. There’s going to be swings from quarter-to-quarter. I’m guessing probably what you’re seeing on just the quarter is probably that there’s some deferred revenue in there and a little bit of timing in terms of some of our contracts a on a June 30th basis.

And so when we tap into the fourth quarter of the contract here, there’s a little bit lower pricing. And so I think that deferred revenue impact probably hit us, but I know we did a good bit of reclamation this quarter and I know we hit those deferred revenue tiers. But I’m trying to give you an answer more on what you would expect on an annual basis. I’ll have to come back and look at the quarterly basis.

<Q>: And then, Keith, I wanted to follow up on an earlier question, I think it was from Mark on the BHP transaction. You said you would be willing to look at equity and I wonder is that at the WLB or at the WMLP level or both or could you maybe provide a little bit more color on that comment, please?

Keith Alessi – Chief Executive Officer
Yes, at WMLP, I think the equity story there is when the market gives us the kind of yield that we find attractive and that would be less about attracting capital and more about attracting liquidity to get that thing operating efficiently. As far as at the parent level, I think if there was a compelling strategic argument beyond just San Juan, the BHP deal, then I’d be willing to look at it. I mean, we don’t rule anything in or anything out. It’s all situational.

And as you know, the state of this industry, I can tell you what I think about the industry today, Friday. Call me again on Monday I might have a different view. We have to be very flexible and we will evaluate every situation as it comes up. What I try to do in these calls is just give you an idea of how we look at things, but I hope that the takeaway is that we don’t rule anything in or out if it makes sense. So, if we do something, whatever we do, we’ll explain why we did it, but I think to speculate about what we would or wouldn’t do other than to say we wouldn’t rule anything out if it made sense.

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Kevin Paprzycki – Chief Financial Officer
Lucas, on your cash flow answer, one more thing of clarity is there is probably somewhere between $17 million and $20 million of working capital change that was related to the Buckingham acquisition. So that’s the other big driver, but that’s a one-time related to the acquisition, but I think all of those other factors probably wrap up the answer.

<Q>: And then on that working cap, you would expect to get that back in the second half of the year?

Kevin Paprzycki – Chief Financial Officer
I think it was related to some advances we got at the end of 2014 related to the financing. So I think it was basically that was the reversal of some of the financing we got as part of the Buckingham transaction.

Operator
Our next question today is coming from Alan Jacobs, a private investor. Please proceed with your question.

<Q>: Keith, some of my questions on the bankruptcies you answered proactively in terms of what the space may look like when some of these bankruptcies take hold and sort of some of our opportunities. I have another question. There is two parts to it. The difficulties of financing deals in this coal space and energy sector as a whole are pretty well documented. Are there any creative financing solutions available, i.e., project financing, stuff like that? And the second part of my question is, in the alternative, if we never did another deal, if we paid down our debt, if we put back our stock, if we pay the dividend down the road, I’m pretty optimistic about where our stock would be; I would like your thoughts about that.

Keith Alessi – Chief Executive Officer
Well, let me take them in reverse order. We live in a world where people have a next quarter time horizon and what you described isn’t probably going to satisfy most people on the investing front unless they’re extraordinarily long term in view. I don’t believe that we’ll never do another deal. I just don’t see that happening but clearly, what you articulated could be what we ultimately did. I don’t think that’s the route we’d go, but you could do that. But I don’t know how many people would be very excited about that. Debt holders wouldn’t mind. I don’t know what equity holders would think.

To the prior question, I think there are some ways of structuring financing on a case-by-case basis that have to be evaluated. And if there are creative ways to do it, we’re open to it. We haven’t gone down that path yet because we haven’t had to.

<Q>: Right. And going back to one question that was just asked, I mean—and I have asked you and we have talked recently. In terms of the buyback on the revolver piece, I mean if you’re actually going there and trying to go through the process of getting that lifted and having that flexibility for various reasons, we think that would be a great idea, at least I do. How is it possible on one hand to talk about doing that, on the other hand still having an open question about using stock to finance the deal?

Keith Alessi – Chief Executive Officer
Well, because I don’t have the deal to finance today. These things happen sequentially. So yes, we can be talking to a dozen people or not, but let’s just say we had a dozen deals on the table. There’s no guarantee you’re going to get a finish line on them. So you have to weigh these things. They’re in the holding pattern. You have to figure out which ones are going to land, which ones aren’t going to land, what is your need going to be and so it’s against that background that you have to evaluate any kind of buyback program.

And I’d rather have a little more visibility of what the deal flow is going to look like and how likely it is to get done before—I’d hate to do a buyback and turn right around and then I have to tap the market.

<Q>: I mean, our stocks are trading at less than one time to EBITDA, so we may be the best deal out there.

Keith Alessi – Chief Executive Officer
Well, in an enterprise value, we’re certainly trading on more than that.

<Q>: Just I don’t know, maybe we’re the best deal out there.

Keith Alessi – Chief Executive Officer
Well, that’s not for me to determine but I think you’ve got to look at the enterprise.

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Operator
Our next question today is coming from Tim O’Brien from DG Capital. Please proceed with your question.

<Q>: I think, Keith, you mentioned free cash flow per share and I think you said on an unlevered basis is about $6 per share, so I just want to confirm whether that was unlevered or levered, if on an unlevered basis just looking at EBITDA minus, say cap ex leads to a much higher number, so I just want to see if you can quickly walk through the math on that?

Keith Alessi – Chief Executive Officer
Yes. I think quick math is and Kevin can take you more detail through, but we’re probably trading at 20 levered, 40 unlevered basis. Is that pretty close, Kevin?

Kevin Paprzycki – Chief Financial Officer
Yes, on a percentage—I mean on a free cash flow yield basis and that’s just looking at the parents. That’s not factoring in, that’s looking at the base core parent business. It’s not factoring in the MLP or the distributions back from the MLP, so you could either argue those numbers are conservative.

<Q>: Right. So you’re looking at Westmoreland Coal of say 2015 midpoint on EBITDA and then your cap ex range of 66 to 82, but you’re backing out the growth cap ex there. If I can look at it that way?

Kevin Paprzycki – Chief Financial Officer
Yes. If you look at the midpoint of the parent guidance range 2015 plus maintenance cap ex somewhere let’s call 68, I’d mentioned the $22 million kind of annual for working or not working capital, but I will call it reclamation spend, deferred revenue versus the pension. You’re probably coming out with a mid-120s unlevered free cash flow. I realize everybody’s definitions are different, but that’s high $6, $7 per share and some yield in the 40s and again, I think that’s conservative. That doesn’t factor in distributions back from the MLP and you’ve also got, as we pointed out on the earlier questions the drag from ROVA and the drag from Coal Valley are in those numbers.

<Q>: So there’s been talk about—I mean, you’re working, if you look at historically your working capital for the last few years, it’s been plus or minus zero. So, you mentioned the reclamation spend, the heritage add back, are there other sort of standard add backs that usually occur to get you that plus or minus zero on working capital?

Kevin Paprzycki – Chief Financial Officer
Honestly, I think what you’re seeing in there, a couple of people have asked that question, in the past years it has been zero. I think over the past two to three years, we’ve done a really good job focusing on working capital, putting in solid treasury systems to make sure we’re paying on the last day possible and our collections are coming in as well as focused on the inventory. So, I think we’ve had over the past couple of years some good successes in working capital that would probably offset a good bit of that spend. But all that said that’s something we’re going to focus on continually to improve going forward.

Operator
Our next question today is coming from Brian Taddeo from Robert W. Baird. Please proceed with your question.

<Q>: First, I want to start with an operational question just on Kemmerer. You mentioned some of the issues in the quarter. Can you just give a little more clarity as to what those were and are those behind you now or are these lingering issues?

Keith Alessi – Chief Executive Officer
They also had a little bit of rains that impacted their operations. They were also just sequentially in a little bit more difficult area of the pit. And so they’re off to I think a pretty solid start here for Q3. And so I think they’re behind us but it’s just one of those things I think just the weather and geology that slowed down and you’re going to get that in every mine once in a while.

<Q>: And then with regard to ROVA, I know it’s not large dollar amounts, but are you able to bid that plant into the new capacity performance products via the PJM options? Is the plant in that condition where you can fit it into the higher price products?

Keith Alessi – Chief Executive Officer

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The capacity payments are going through Dominion as part of our agreement, so it doesn’t move the needle for us.

<Q>: Any update with regards to the Indian Tax Credit or Beulah at this point?

Keith Alessi – Chief Executive Officer
On the tax credit front, we’re actually gaining some momentum in Washington. The Navajo have joined in, in the effort to get this credit extended or made permanent. There’s other Native American tribes that are doing the same. It’s been introduced in a couple of different places in both the House and the Senate. I’m optimistic that something’s going to get done, but I think if it gets done, it’s going to get done the way it got done last year, which is it got done at the last minute. It didn’t allow us to monetize it, but we certainly accumulated the credit. I’m bullish on it getting done. I just wish it would remain permanent, so we could enter into a monetization arrangement.

And I’m sorry, what was the other question?

<Q>: Anything new on the Beulah situation?

Keith Alessi – Chief Executive Officer
No, we announced that many years ago, it’s still on track for May of next year.

<Q>: And then just one last one, I know you talked a little bit about the MLP, just correct me if I misheard you, but it sounded like we’re still moving forward with the Kemmerer dropdown, but that maybe is sort of it for a while and basically just have to reassess going forward with maybe—did I hear right, but that’s kind of just take that one and then we’ll wait and see?

Keith Alessi – Chief Executive Officer
Yes, I mean, it wasn’t our plan to do another one this year, that’s for sure. I think we’d reevaluate after the first of the year. What I’d prefer to do is on the next drop also do the fix on the financing, but the market is certainly not at a point where I want to do that today. So, I think the thought would be on the next drop that would be the time to tap the equity market down there to provide liquidity as well as by that point, we’d have a large enough debt deal to go to the market and get something done efficiently.

All that said the market has got to be right. We’re not going to tap the market unless we think the conditions are favorable. There was always the arbitrage between the parent and the MLP from a borrowing standpoint. Right now, they’re about the same. So, there’s really no advantage in doing so until the math is more compelling. And I believe it will be.

<Q>: Do you still think the math is compelling even to do this one? I was wondering why even go forward with this drop-down, why not just keep it at the parent for the time being?

Keith Alessi – Chief Executive Officer
Well, we’ve got the delayed draw facility that’s available to us for one year. I think it’d be prudent to take advantage of that. It’s a 9% coupon. With the pick, it’s higher, but the pick can come down as we de-lever down there. I think it would be prudent to do so and of course that then pays down debt of the parent.

And the other side of that is we would get units for 50% of that drop value and at what I think are very attractive numbers right now, as that is as much as I complained about the valuation, I’m real happy to get that number. I think I get a chance to sell them later at a higher number.

Operator
Our next question today is coming from Justin Van Vleck from Linden Advisors. Please proceed with your question.

<Q>: First question I guess was on the Colstrip plant that you mentioned, you mentioned units 3 and 4 coming up for contract in a couple of years. I was curious how many tons you currently sell into units 1 and 2, which I think have been discussed for potential retirement a little sooner. So I guess one, how many tons go into units 1 and 2 at this point and B, how likely is do you think it is that those units actually get retired? And then I have a follow-up.

Keith Alessi – Chief Executive Officer

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Kevin, I don’t know if we disclose by contract, do we?

Kevin Paprzycki – Chief Financial Officer
No, we don’t. Three and four are the larger of the two plants, so it takes the lion’s share and a little bit more.

<Q>: And then regarding Beulah, I guess similar question, but given we’ve got—the last couple of years is sort of down 100 to 115 in the US on an EBITDA basis. I think Buckingham added about $10 million, is it fair to think—I guess two questions. Is it fair to think that the US business should still be kind of in the 110 to 115 range after Beulah rolls off and given you’ve got the benefits from Buckingham? And then sort of question from an enterprise perspective, all things considered, you guys expect EBITDA to be up in 2016?

Keith Alessi – Chief Executive Officer
I can answer the second question. Kevin, you can answer the first question. We expect EBITDA to be up in ’16, yes. So, Kevin, you can talk about the base US business.

Kevin Paprzycki – Chief Financial Officer
Yes. The Beulah mine, the past couple of years, the Beulah mine has had some pretty significant outages. So frankly, I think that where the Beulah mine has operated in the past couple of years in Buckingham, it’s probably pretty close to equal. So I would expect it probably being flat here going forward for ’16 and ’17.

Operator
Our next question today is coming from [indiscernible] from GoldenTree. Please proceed with your question.

<Q>: Can you go into a little bit more on Kemmerer, I mean when I look at it, it seems like EBITDA was down, kind of compressed quite a lot compared to last quarter and I know some of that is seasonality and was this like even last year in a similar quarter? Can you kind of tell us a little bit more in the US operation how much of that was Kemmerer, how much of that was weather and was anything else in there?

Keith Alessi – Chief Executive Officer
Keep in mind that we dropped $5 million of Kemmerer’s EBITDA into the MLP when we executed that transaction. So it got relocated down into the MLP. But Kemmerer had a weak quarter, but we don’t see it as a permanent impairment down there. It’s just the condition issues that Kevin talked about.

<Q>: So is there anything else in there or it’s just Kemmerer, most of it was just Kemmerer?

Kevin Paprzycki – Chief Financial Officer
It’s tough to answer that question without going into mine-by-mine profitability, which is something we don’t do but I think it was just the general mix between the mines and the various kind of mining costs and conditions between all of them. So the Buckingham outage certainly didn’t help, so that was a little bit challenging. And if you have an outage at a mine that’s not one of our full cost plus mines, it’s probably going to skew the numbers more than what you have seen in the past.

<Q>: So the tons sold were not that off, so it’s just the profitability on it. So I mean, you are keeping your guidance in terms of EBITDA and tons sold, so how do you make up for the profitability?

Keith Alessi – Chief Executive Officer
Well, because I think as Kevin described, this is a back-end loaded year, number one. Some of these outage tons do show up in later quarters so that’s some of it as well.

<Q>: Anything else you want to add to it or you are just saying that—?

Keith Alessi – Chief Executive Officer
Not really, I mean I think we pride ourselves of being fairly transparent, but the downside of being fairly transparent is people want us to get even more transparent, there is only so far we can go.

Operator
Our next question today is a follow-up from Alan Jacobs, a private investor. Please proceed with your question.

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<Q>: Keith, I’m glad you brought up ROVA. It’s been a confusing situation and I’ve been in this stock quite a long time. I know we’ve reworked the deal with Dominion and a lot of things have changed there. If today were 2018, at the end of the contract, as we sit today what would the fair market value of ROVA be?

Keith Alessi – Chief Executive Officer
I would hate to put on a transcript a number that I would then have to negotiate against somebody. It’s an eight figure number, but I can’t say anything beyond that. It’s certainly not a high eight figure number.

<Q>: Well, the game plan would be either to get good EBITDA out of it at that point or to sell it.

Keith Alessi – Chief Executive Officer
No, I have no interest in running it and if you could get good EBITDA, then that translates to a sale to somebody who’s in that business. But to speculate as to what the power market in ’19 is going to look like, I don’t have a crystal ball. And the value of ROVA will be heavily dependent upon that, but one very positive is the capacity payments are moving up to 120 to 200. So you would think it would have more value in ’19. And I think the drag between now and ’19 is probably pretty good option value, when all is said and done. That said, if somebody came today with a compelling proposal, we’d certainly look at it.

<Q>: Does it roll off exactly at the end of ’18?

Keith Alessi – Chief Executive Officer
I believe so, yes. I think it used to be in May, but I think the way we redid the deal it’s at year end, but I’d have to verify that.

<Q>: Yes, because it wasn’t in the past at year end, yes.

Keith Alessi – Chief Executive Officer
I think maybe one more question and we’re going to have to wrap it up here.

Operator
We have actually reached the end of our question-and-answer session. I’ll turn the floor back over to management for any further or closing comments.

Keith Alessi – Chief Executive Officer
Thanks, everybody, for the continued interest and we’ll be talking here in 90 days or so. Thanks.

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